Exhibit 99.1

M/I Homes Reports
Third Quarter Results and
Announces Entry into Nashville Market

Columbus, Ohio (October 27, 2021) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and nine months ended September 30, 2021.

2021 Third Quarter Highlights:
•Revenue increased 7% to a third quarter record of $904.3 million
•Pre-tax income increased 22% to $116.2 million, a third quarter record, inclusive of a $9.1 million charge for early extinguishment of debt ($0.24 per diluted share)
•Net income of $91.0 million ($3.03 per diluted share), a 24% increase compared to $73.5 million ($2.51 per diluted share) in 2020
•Return on equity of 27%
•Homes delivered decreased 4% to 2,045
•New contracts were 1,964, a 33% decrease; community count down 15% at quarter end
•Backlog units increased 20% to 5,407, a third quarter record
•Backlog sales value increased 40% to $2.5 billion, an all-time record
•Shareholders’ equity reached an all-time record of $1.5 billion, a 31% increase from a year ago, with book value per share of $53
•Homebuilding debt to capital of 31% compared to 36% at September 30, 2020

For the third quarter, pre-tax income increased 22% to a record $116.2 million and third quarter net income increased 24% to $91.0 million, or $3.03 per diluted share. This compares to pre-tax income of $95.1 million and net income of $73.5 million, or $2.51 per diluted share, for the third quarter of 2020. The third quarter of 2021 includes a $9.1 million pre-tax loss on early extinguishment of debt, or $0.24 per diluted share. For the nine months ended September 30, 2021, net income increased 77% to $283.5 million, or $9.46 per diluted share, compared to $159.8 million, or $5.50 per diluted share, for the same period of 2020.

Homes delivered in 2021’s third quarter decreased 4% to 2,045, compared to 2,137 homes delivered in 2020’s third quarter. Homes delivered for the nine months ended September 30, 2021 increased 16% to 6,322 from 5,467 deliveries in the first nine months of 2020. New contracts for the third quarter of 2021 were 1,964, a 33% decrease from 2,949 new contracts in 2020. For the first nine months of 2021, new contracts increased 1% to 7,340 compared to 7,299 in the first nine months of 2020. Homes in backlog at September 30, 2021 had a record total sales value of $2.5 billion, a 40% increase from a year ago. Backlog units at September 30, 2021 increased 20% to a third quarter record 5,407 homes, with an all-time record average sales price of $471,000. At September 30, 2020, backlog sales value was $1.8 billion, with backlog units of 4,503 and an average sales price of $404,000. M/I Homes had 176 communities at September 30, 2021 compared to 207 communities at September 30, 2020. The Company's cancellation rate was 8% and 10% in the third quarter of 2021 and 2020, respectively.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased with our third quarter performance highlighted by a number of records including a 24% increase in net income and continued strong returns. We achieved these record third quarter results despite 15% fewer communities than a year ago and significant supply chain disruptions. We increased our revenue by 7% to a third quarter record $904 million, increased pre-tax income by 32% to $125 million, excluding a charge for early extinguishment of debt, and improved our operating margin by 250 basis points to 13.8%, which aided us in producing a strong return on equity of 27%. Our gross margins improved by 160 basis points over last year to 24.5%, and our overhead expense ratio improved by 90 basis points to 10.7%. Despite our reduced community count and limiting sales in a majority of our communities, our third quarter sales pace was 3.7 homes per month. As a result, we set an all-time quarterly record in backlog sales value of $2.5 billion – a 40% increase from a year-ago.”

Mr. Schottenstein continued, “We are also very excited to announce that we are commencing operations in the Nashville market, one of the nation’s most dynamic and fastest growing housing markets. We have been looking at Nashville for several years and believe it will be a very successful operation for us.”

Mr. Schottenstein concluded, “We ended the quarter with record-high shareholders’ equity of $1.5 billion, an increase of 31% from 2020’s third quarter, equating to book value of $53 per share. Our cash position at quarter end was $221 million, with no borrowings on our $550 million credit facility and a homebuilding debt to capital ratio of 31%. During the quarter, we also repurchased $16 million of our common shares and extended our senior debt maturities by issuing $300 million of 3.95% senior notes that mature in 2030, replacing our 2025 senior notes. Overall, we are on track for a solid finish to 2021 and are well positioned for 2022 with a healthy balance sheet, a solid land pipeline, a strong backlog and a significant number of new communities opening in 2022.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2022.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 135,000 homes. The Company’s homes are marketed and sold primarily under the M/I Homes Brand. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, the impact of the COVID-19 pandemic, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
New contracts	1,964	2,949	7,340	7,299
Average community count	176	214	185	219
Cancellation rate	8%	10%	7%	12%
Backlog units	5,407	4,503	5,407	4,503
Backlog sales value	$2,545,964	$1,819,231	$2,545,964	$1,819,231
Homes delivered	2,045	2,137	6,322	5,467
Average home closing price	$430	$380	$412	$378

Homebuilding revenue:
Housing revenue	$878,602	$812,999	$2,604,387	$2,067,148
Land revenue	4,922	5,976	10,669	11,109
Total homebuilding revenue	$883,524	$818,975	$2,615,056	$2,078,257

Financial services revenue	20,795	28,946	79,079	61,461
Total revenue	$904,319	$847,921	$2,694,135	$2,139,718

Cost of sales - operations	682,565	653,407	2,028,822	1,672,122
Gross margin	$221,754	$194,514	$665,313	$467,596
General and administrative expense	49,420	48,879	143,703	123,763
Selling expense	47,114	49,539	143,379	127,494
Operating income	$125,220	$96,096	$378,231	$216,339
Equity in loss (income) from joint venture arrangements	50	(252)	(145)	(307)
Interest (income) expense	(74)	1,239	1,554	8,454
Loss on early extinguishment of debt	9,072	—	9,072	—
Income before income taxes	$116,172	$95,109	$367,750	$208,192
Provision for income taxes	25,160	21,572	84,265	48,401
Net income	$91,012	$73,537	$283,485	$159,791

Earnings per share:
Basic	$3.11	$2.57	$9.72	$5.60
Diluted	$3.03	$2.51	$9.46	$5.50

Weighted average shares outstanding:
Basic	29,250	28,653	29,179	28,554
Diluted	30,028	29,286	29,966	29,030

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2021	2020
Assets:
Total cash, cash equivalents and restricted cash (1)	$221,157	$202,512
Mortgage loans held for sale	215,857	140,046
Inventory:
Lots, land and land development	1,022,434	840,637
Land held for sale	3,620	4,357
Homes under construction	1,190,921	863,603
Other inventory	136,168	134,812
Total Inventory	$2,353,143	$1,843,409

Property and equipment - net	23,644	25,696
Investments in joint venture arrangements	42,466	34,038
Operating lease right-of-use assets	51,181	52,574
Goodwill	16,400	16,400
Deferred income tax asset	6,183	9,205
Other assets	116,569	96,675
Total Assets	$3,046,600	$2,420,555

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2025 - net	$—	$247,483
Senior notes due 2028 - net	395,137	394,363
Senior notes due 2030 - net	296,002	—
Notes payable - other	5,537	5,325
Total Debt - Homebuilding Operations	$696,676	$647,171

Notes payable bank - financial services operations	211,281	136,119
Total Debt	$907,957	$783,290

Accounts payable	227,311	176,581
Operating lease liabilities	51,637	52,666
Other liabilities	315,228	233,278
Total Liabilities	$1,502,133	$1,245,815

Shareholders’ Equity	1,544,467	1,174,740
Total Liabilities and Shareholders’ Equity	$3,046,600	$2,420,555

Book value per common share	$53.08	$40.87
Homebuilding debt to capital ratio (2)	31%	36%
(1)Includes $0.2 million of restricted cash and cash held in escrow for both the quarters ended September 30, 2021 and 2020.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Cash (used in) provided by operating activities	$(208,142)	$114,400	$(34,341)	$197,226
Cash used in investing activities	$(19,160)	$(10,625)	$(31,923)	$(31,327)
Cash provided by financing activities	$76,653	$4,714	$26,611	$30,530

Land/lot purchases	$231,184	$106,846	$473,813	$266,824
Land development spending	$123,564	$88,682	$281,184	$222,604
Land sale revenue	$4,922	$5,976	$10,669	$11,109
Land sale gross profit	$1,345	$187	$2,521	$251

Financial services pre-tax income	$9,935	$19,179	$47,604	$35,647

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income	$91,012	$73,537	$283,485	$159,791
Add:
Provision for income taxes	25,160	21,572	84,265	48,401
Interest (income) expense-net of interest income	(1,005)	327	(1,273)	5,835
Interest amortized to cost of sales	8,212	8,803	25,855	23,127
Depreciation and amortization	4,303	4,590	12,537	13,014
Non-cash charges	3,834	2,274	8,077	6,372
Adjusted EBITDA	$131,516	$111,103	$412,946	$256,540

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2021	2020	Change	2021	2020	Change
Northern	772	1,176	(34)%	2,962	2,951	—%
Southern	1,192	1,773	(33)%	4,378	4,348	1%
Total	1,964	2,949	(33)%	7,340	7,299	1%

	HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2021	2020	Change	2021	2020	Change
Northern	876	868	1%	2,638	2,190	20%
Southern	1,169	1,269	(8)%	3,684	3,277	12%
Total	2,045	2,137	(4)%	6,322	5,467	16%

	BACKLOG
	September 30, 2021			September 30, 2020
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	2,139	$1,015	$475,000	1,904	$814	$427,000
Southern	3,268	$1,531	$468,000	2,599	$1,005	$387,000
Total	5,407	$2,546	$471,000	4,503	$1,819	$404,000

	LAND POSITION SUMMARY
	September 30, 2021			September 30, 2020
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,353	7,078	14,431	6,858	6,892	13,750
Southern	15,311	13,253	28,564	8,203	17,640	25,843
Total	22,664	20,331	42,995	15,061	24,532	39,593